UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CAPITAL LEASE FUNDING, INC.
(Name of Registrant as Specified in Its Charter)

110 Maiden Lane, New York, NY 10005
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL LEASE FUNDING, INC.
110 Maiden Lane
New York, NY 10005

Annual Meeting of Stockholders

April 27, 2005

To our Stockholders:

On behalf of our board of directors, I cordially invite you to attend our 2005 Annual Meeting of Stockholders, our first stockholders meeting since our initial public offering. This meeting will be held at the Down Town Association, 60 Pine Street, New York, NY 10005, on Wednesday, June 15, 2005 at 10:00 a.m., local time. During the meeting, we will discuss the items of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted upon at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2004 Annual Report to Stockholders. You are being asked to elect directors and conduct any other business properly raised at the meeting or any adjournments or postponements thereof. You may still vote in person at the meeting, even if you return a proxy.

Your vote is very important. Please take a moment now to cast your vote whether or not you plan to attend the meeting by completing, signing, dating and returning the enclosed proxy using the enclosed self-addressed, stamped envelope.

I look forward to seeing you at the meeting.

Best regards, Paul H. McDowell Chief Executive Officer

CAPITAL LEASE FUNDING, INC.
110 Maiden Lane
New York, NY 10005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 15, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Meeting”) of Capital Lease Funding, Inc., a Maryland corporation, will be held at the Down Town Association, 60 Pine Street, New York, NY 10005, on Wednesday, June 15, 2005 at 10:00 am., local time. The matters to be considered by stockholders at the Meeting, which are described in detail in the accompanying materials, are:

1.	To elect seven directors to hold office until the annual meeting of stockholders to be held in 2006 and until their successors are elected; and
2.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors (the “Board”) has fixed the close of business on April 1, 2005, as the record date for the Meeting. Only stockholders of record as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

The accompanying form of proxy is solicited by the Board. This notice and Proxy Statement are first being mailed to stockholders on or about April 27, 2005.

Please complete and promptly return the enclosed proxy card in the envelope provided whether or not you plan to attend the Meeting. Doing so will not prevent you from voting in person at the Meeting if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

By Order of the Board, Paul C. Hughes Corporate Secretary

New York, New York
April 27, 2005

CAPITAL LEASE FUNDING, INC.
110 Maiden Lane
New York, NY 10005

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Capital Lease Funding, Inc. (the “Board”), a Maryland corporation (“we,” “us” or the “Company”), for use at the Company’s 2005 Annual Meeting of Stockholders (the “Meeting”), to be held at the Down Town Association, 60 Pine Street, New York, NY 10005 on Wednesday, June 15, 2005 at 10:00 a.m., local time, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to stockholders of the Company on or about April 27, 2005. Only stockholders of record at the close of business on April 1, 2005 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting.

The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.

When are our Annual Report and this Proxy Statement first being sent to stockholders?

Our 2004 Annual Report and this Proxy Statement are being sent to stockholders beginning on or about April 27, 2005.

What will stockholders be voting on at the Meeting?

1.	To elect seven directors to hold office until the annual meeting of stockholders to be held in 2006; and

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Who is entitled to vote at the Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date, April 1, 2005, may vote at the Meeting. Each share of common stock has one vote. There were 27,875,200 shares of common stock outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. Even if you plan to attend the Meeting, we encourage you to vote your shares by proxy. Since we expect that many of our stockholders will be unable to attend the Meeting in person, we send proxy cards to all of our stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Paul H. McDowell, our chief executive officer, and Paul C. Hughes, our vice president, general counsel and corporate secretary, as your proxy. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card.

We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting or any adjournments or postponements thereof.

How do I vote using my proxy card?

Simply complete, sign and date the enclosed proxy card and return it in the postage-paid, self-addressed envelope provided.

How do I change or revoke my proxy?

You may change or revoke your proxy at any time before your shares are voted at the Meeting by:

•	notifying the Company’s Corporate Secretary, in writing at 110 Maiden Lane, New York, NY 10005 that you are changing or revoking your proxy;

•	executing and delivering another later dated proxy card; or

•	attending and voting by ballot in person at the Meeting.

Attendance at the Meeting will not itself revoke a proxy. All signed proxies that have not been revoked will be voted at the Meeting. If your proxy contains any specific instructions, they will be followed.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

A quorum, which is necessary to conduct business at the Meeting, constitutes a majority of the outstanding shares of our common stock entitled to be cast at the Meeting, present in person or represented by proxy. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Meeting, the chairman of the meeting or the stockholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 13.2% of our common stock, as of the Record Date. (See the discussion under the heading “Ownership of our Common Stock” for more details.)

What are my voting choices when voting on director nominees, and what vote is needed to elect directors?

When voting on the election of director nominees to serve until the 2006 Annual Meeting of Stockholders and until their successors are elected, you may:

•	vote in favor of all nominees;

•	vote to withhold votes as to all nominees; or

•	withhold votes as to one or more specific nominees.

A nominee is elected to the Board if a plurality of votes cast in the election of directors is cast “for” the nominee. Any votes withheld will not be counted in determining the number of votes cast. In the event that any nominee for director is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board chooses a substitute nominee, the shares represented by a proxy will be voted for the substitute nominee, unless other instructions are given in the proxy.

The Board recommends that the stockholders vote “FOR” all of the nominees.

What if I do not specify a choice for a matter when returning a proxy?

You should specify your choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted “FOR” the election of all director nominees.

Will my shares be voted if I do not provide my proxy?

If you are a stockholder whose shares of common stock are registered directly in your name with Wachovia Bank, N.A., our transfer agent, your shares of common stock will only be voted if Wachovia Bank, N.A. receives specific voting instructions from you.

If you are a stockholder whose shares of common stock are held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares depends on the proposals before the meeting. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” The election of directors is a routine matter on which brokers are permitted to vote on behalf of their clients if no voting instructions are furnished.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy for the Meeting. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies and may use employees to solicit proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of shares of common stock.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you have multiple accounts with our transfer agent, Wachovia Bank, N.A., and to vote all your shares you will need to sign and return all proxy cards.

May stockholders ask questions at the Meeting?

Yes. At the end of the Meeting, our representatives will answer questions from stockholders.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information regarding the ownership of common stock as of April 1, 2005, by (i) each of our directors, (ii) each of our executive officers in the summary compensation table in this proxy statement and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Beneficial Ownership
Name	Shares(1)		Percentage
Lewis S. Ranieri	2,830,692	(2)	10.2%
Paul H. McDowell	194,827		*
William R. Pollert	190,946	(3)	*
Shawn P. Seale	234,141	(4)	*
Robert C. Blanz	128,262		*
Michael J. Heneghan	66,399		*
Michael E. Gagliardi	3,000		*
Stanley Kreitman	4,000		*
Jeffrey F. Rogatz	8,000		*
Howard A. Silver	8,000		*
Directors and executive officers as a group (11 persons)	3,679,267		13.2%

*	Represents less than 1% of the outstanding common stock.
(1)
Includes shares of common stock issued under our 2004 stock incentive plan (the “stock plan”) as follows: Mr. Ranieri, 25,000; Mr. McDowell, 129,625; Mr. Pollert, 109,286; Mr. Seale, 129,286; Mr. Blanz, 86,172; Mr. Heneghan, 38,695; Mr. Gagliardi, 3,000; Mr. Kreitman, 3,000; Mr. Rogatz, 3,000; Mr. Silver, 3,000; and all directors and executive officers as a group, 540,064.

(2)
Includes 510,126 shares of common stock beneficially owned by LSR Capital CLF LLC and 2,295,566 shares of common stock beneficially owned by Hyperion CLF LLC. Mr. Ranieri is the managing member and sole equity owner of LSR Capital LLC. Mr. Ranieri is the chairman and president, a director and majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole member of Hyperion CLF LLC. Mr. Ranieri disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)
Includes 5,000 shares owned by his spouse, 1,000 shares owned by his stepdaughter and 3,000 shares owned by a family trust. Mr. Pollert disclaims beneficial ownership of these shares except, with respect to the shares owned by the trust, to the extent of his pecuniary interest therein.

(4)	Includes 10,551 shares owned by his spouse and 35,000 shares owned by his mother-in-law and father-in-law. Mr. Seale disclaims beneficial ownership of these shares.

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our common stock.

Name and Address	Shares	Percentage as of April 1, 2005
Hyperion CLF LLC(1)	2,295,566	8.2%
50 Charles Lindbergh Blvd. Suite 500 Uniondale, NY 11553
FMR Corp.(2)	2,198,700	7.9%
82 Devonshire Street Boston, MA 02109
Capital Research and Management Company(3)	2,040,000	7.3%
333 South Hope Street Los Angeles, CA 90071
Hotchkis & Wiley Capital Management, LLC(4)	1,972,800	7.1%
725 South Figueroa Street 39th Floor Los Angeles, CA 90017-5439
Eubel Brady & Sutton Management, Inc.(5)	1,635,670	5.9%
7777 Washington Village Drive Suite 210 Dayton, OH 45459

(1)
Our chairman, Mr. Ranieri, is the chairman and president, a director and majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P., which is the sole member of Hyperion CLF LLC.

(2)	According to a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission by FMR Corp.

(3)	According to a Schedule 13G, dated February 11, 2005, filed with the Securities and Exchange Commission by Capital Research and Management Company.

(4)	According to a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission by Hotchkis & Wiley Capital Management, LLC.

(5)	According to a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission by Eubel Brady & Sutton Management, Inc.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must act in good faith in a manner he reasonably believes to be in the best interests of the Company with the care an ordinarily prudent person in a like position would use under similar circumstances. The directors are regularly kept informed about our business at meetings of the Board and its committees and through supplemental reports and communications. The Board has an active Chairman of the Board whose duties and responsibilities are separate and distinct from those of the Chief Executive Officer. The responsibilities of the Board’s standing committees are addressed separately in this proxy statement.

The Board held three meetings in 2004. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2004, all nominees for director attended all meetings of the Board and all Committees on which they served, other than Mr. Pollert who attended two of the Board’s three meetings because of a death in his family. Because we are a new public company, we did not have an annual meeting of stockholders in 2004.

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which can be found at the investor relations section of the Company’s website at www.caplease.com. Copies are also available in print to any stockholder upon written request to Capital Lease Funding, Inc., 110 Maiden Lane, New York, NY 10005, Attention: Corporate Secretary. The information on the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Presiding Director

The non-management directors annually elect one non-management director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors;

•	Call meetings of the non-management directors as he deems necessary;

•	Serve as liaison between the chief executive officer and the non-management directors;

•	Advise the chief executive officer of the Board’s informational needs; and

•	Be available for communication by stockholders.

The Presiding Director is invited to attend all meetings of Committees of the Board of which he is not a member.

Lewis S. Ranieri is currently serving as our Presiding Director. Our non-management directors met in executive session two times in 2004.

During the meetings of the non-management directors, the Presiding Director has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to and do suggest topics for discussion. In addition, our independent Board members also meet as a group from time to time.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the attention of the Board of Directors, Capital Lease Funding, Inc., 110 Maiden Lane, New York, NY 10005. Complaints relating to accounting, auditing and internal controls practices and procedures should be addressed to the attention of the Chairman of the Audit Committee, Howard A. Silver. Other concerns may be addressed to the full Board or, if you wish to contact the Company’s non-management directors specifically, to the attention of the Presiding Director, Lewis S. Ranieri. You can report your concerns anonymously by not including your name and contact information.

Committees of the Board

The Board has established various Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendation of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which can be found at the investor relations section of the Company’s website at www.caplease.com. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

Audit Committee. Our Board has established an Audit Committee, which is composed of three independent directors, Messrs. Silver (Chairman), Kreitman and Rogatz. The committee’s primary duties are to:

•
serve as an independent and objective party to monitor our compliance with legal and regulatory requirements, review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;

•	monitor performance of our internal audit function;

•
oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

•	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our board;

•	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•	prepare the Audit Committee report for inclusion in our proxy statement for our annual meetings; and

•	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters.

Our Audit Committee charter also mandates that our Audit Committee approve all audit and permissible non-audit services conducted by our independent registered public accounting firm. The Audit Committee met four times in 2004.

Audit Committee Matters.

The functions of the Audit Committee are more fully described under “Report of the Audit Committee” below and in the Audit Committee Charter attached hereto as Annex A. Upon the recommendation of the Nominating and Governance Committee, the Board has determined that each of our Audit Committee members are independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, as incorporated into the listing standards of the New York Stock Exchange.

The Board has determined that Mr. Silver is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Board has further determined that each of the members of the Audit Committee is financially literate and that, as required by the New York Stock Exchange listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Audit Committee Pre-Approval Policies.

The Audit Committee must pre-approve all services rendered by the Company’s independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant this pre-approval.

Compensation Committee. Our Board has established a Compensation Committee, which is composed of three independent directors as defined under the general independence standards of the NYSE listing standards and our Corporate Governance Guidelines, Messrs. Gagliardi (Chairman), Kreitman and Rogatz. In addition, committee members are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The committee’s primary duties are to:

•	approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	determine and approve Chief Executive Officer compensation, including base salary and incentive awards;

•	establish guidelines and standards for determining the compensation of our executive officers;

•	make recommendations regarding compensation plans;

•	review and recommend to our Board compensation for our executive officers and directors;

•	administer and implement our stock plan;

•	determine the number of shares underlying, and the terms of, restricted stock awards to be granted to our directors, executive officers and other employees pursuant to these plans; and

•	prepare a report on executive compensation for inclusion in our proxy statement for our annual meetings.

The Compensation Committee met once in 2004.

Nominating and Corporate Governance Committee. Our Board has also established a Nominating and Corporate Governance Committee, which is composed of three independent directors as defined under the general independence standards of the NYSE listing standards and our Corporate Governance Guidelines, Messrs. Rogatz (Chairman), Gagliardi and Silver. The committee’s primary duties are to:

•	identify individuals qualified to become members of our Board and recommend director candidates for election or re-election to our board;

•	review the board size and composition, committee composition and make recommendations regarding tenure and classification of directors;

•	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;

•	recommend actions to increase the Board’s effectiveness;

•	oversee the evaluation of the Board and management; and

•	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met once in 2004.

Investment Oversight Committee. Our board has established an Investment Oversight Committee, which is composed of Messrs. Ranieri, McDowell, Rogatz and Silver. The primary function of the Investment Oversight Committee is to approve the terms and conditions of all investments we make in excess of $50 million.

The Investment Oversight Committee met two times in 2004.

We recommend that stockholders review the Charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, available at our website at www.caplease.com for a full description of the respective Committee’s responsibilities. Charters are also available in print, as noted above.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our officers, employees and directors, including our chief executive officer, chief financial and accounting officer and controller. We have always conducted our business in accordance with the highest standards of conduct. Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us. Equally important are equitable conduct and fairness in our business operations and in our dealings with others. Our Code of Business Conduct and Ethics reflects the foregoing principles.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our chief executive officer, chief financial and accounting officer or controller by posting such information on our website at www.caplease.com.

Corporate Governance Guidelines

The Board has also adopted a set of Corporate Governance Guidelines that reflect our governance principles and our commitment to maintaining high corporate governance standards.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines and the Code of Business Conduct and Ethics and for considering and, as necessary, making recommendations on governance issues that should be addressed by the Board.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our charter, each member of our Board is elected annually.

All of the nominees for director are directors presently. Our Nominating and Corporate Governance Committee did not receive any recommendations of director candidates from any stockholder or group of stockholders during 2004. We did not utilize any third-party search firms to assist in identifying potential director candidates since our initial public offering. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each of the following nominees for director is independent within the general independence listing standards prescribed by the New York Stock Exchange and our Corporate Governance Guidelines: Messrs. Gagliardi, Kreitman, Rogatz and Silver. The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards of director independence that are attached hereto as Annex B to assist in making these independence determinations. Each of the above-named nominees qualifies as independent under these standards.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members' qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the Board's needs. Nominees for directorships are selected by the Nominating and Corporate Governance Committee and recommended to the Board in accordance with the policies and principles in its charter. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees. Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Company’s Corporate Secretary, who will provide it to the Nominating and Corporate Governance Committee. Our bylaws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “Stockholder Proposals for 2006 Annual Meeting of Stockholders.”

The following table sets forth the name and the position(s) currently held by each person nominated as a director:

Name	Title
Lewis S. Ranieri(1)	Chairman of the Board
Paul H. McDowell(1)	Chief Executive Officer and Director
William R. Pollert	President and Director
Michael E. Gagliardi(3)(4)	Director
Stanley Kreitman(2)(3)	Director
Jeffrey F. Rogatz(1)(2)(3)(4)	Director
Howard A. Silver(1)(2)(4)(5)	Director

(1) Member of Investment Oversight Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee
(4) Member of Nominating and Corporate Governance Committee
(5) Audit Committee Financial Expert

Each of these directors, if reelected, will serve as director until the Annual Meeting of Stockholders held in 2006 and the election and qualification of the directors’ respective successor or until the directors’ earlier death, removal or resignation.

All nominees have consented to be named, and have agreed to serve if elected. Although it is not anticipated that any of the persons named above will be unable or unwilling to stand for reelection, a proxy, in the event of such occurrence, may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Meeting or leave the position(s) vacant. Ages listed below are as of December 31, 2004.

NAME	BUSINESS EXPERIENCE
Lewis S. Ranieri Age 57
Mr. Ranieri has served as chairman of our Board since November 2003. He also served as chairman of our predecessors from 1995 until March 2004. Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion (collectively “Hyperion”). He also serves as chairman, chief executive officer and president of Ranieri & Co., Inc., a private investment advisor and management corporation, which he founded in 1988. Mr. Ranieri is also chairman and a member of the board of directors of Hyperion Capital Management, Inc., a registered investment adviser. He also served as chairman of Bank United Corp. and as a director of Bank United, from its inception in 1988 until its merger with Washington Mutual in February 2001. He is also Chairman of American Financial Realty Trust, Computer Associates International, Inc., Franklin Bank Corp. and Five Mile Capital Partners LLC, a private sponsor and manager of private investment funds. In addition, Mr. Ranieri serves on the board of directors of Reckson Associates Realty Corp. Prior to forming Hyperion, Mr. Ranieri had been vice chairman of Salomon Brothers, Inc. (“Salomon”) and worked for Salomon from July 1968 to December 1987 and was one of the principal developers of the secondary mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon’s leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon, Mr. Ranieri had responsibility for the firm’s activities in the mortgage, real estate and government-guaranteed areas.

NAME	BUSINESS EXPERIENCE
Paul H. McDowell Age 44
Mr. McDowell is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as chief executive officer since March 2001, and as senior vice president, general counsel and secretary from 1994 until February 2001. He has served on our Board since November 2003, and served on the board of directors of our predecessor, Capital Lease Funding, LLC (“CLF, LLC”), from November 2001 until March 2004. He is also a member of our investment committee, a committee consisting of six of our key employees that oversees our underwriting and due diligence process. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide rage of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell serves on the board of directors of Feldman Mall Properties, Inc. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a BA from Tulane University in 1982.

William R. Pollert Age 61
Mr. Pollert is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as president since 1994, and chief executive officer from 1994 to March 2001. He has served on our Board since November 2003, and served on the board of directors of CLF, LLC from November 2001 until March 2004. He is also a member of our investment committee. From 1993 until 1995, Mr. Pollert was the president and chief executive officer of Equitable Bag Co., Inc., a leading manufacturer of custom bag products for non-food retailers and specialty packaging. From 1986 to 1993, Mr. Pollert held a variety of senior management positions at Triarc Companies, Inc. (which owned Arby’s, RC Cola, Graniteville and National Propane); Trian Group L.P.C.; Avery, Inc. (which owned Uniroyal Chemical Co.); and Triangle Industries, Inc. (which owned American National Can Co., Brandt, Inc., Triangle Wire & Cable, Inc. and Rowe International, Inc.). The senior management positions included chief executive officer or chief operating officer of several of the companies owned by Triarc, Trian, Avery and Triangle. Triarc, Trian, Avery, Triangle and Equitable Bag Co., Inc. were at one time or are currently controlled by Nelson Peltz and Peter May. From 1973 to 1985, Mr. Pollert held a variety of senior management positions at International Paper Company, ending as vice president of the consumer packaging business and a member of its executive operating committee. Mr. Pollert received a Ph.D. in management and organization sciences from the University of Florida in 1971, an MBA in finance from Columbia University in 1967, and a BA from Lehigh University in 1965.

Michael E. Gagliardi Age 47
Mr. Gagliardi has served on our Board since March 2004. Since 1999, Mr. Gagliardi has served as chief executive officer of TCA Holdings, an asset management company. Mr. Gagliardi is a member of the board of directors of The Atlantic, a registered investment advisor. The Atlantic provides investment, finance and advisory services to an international client base. Mr. Gagliardi was a founding partner of Wasserstein Perella Emerging Markets (“WPEM”) (now Dresdner Kleinwort Wasserstein) and served as its chief executive officer from 1993 through 1999. Prior to founding WPEM, Mr. Gagliardi was director of Emerging Markets at UBS (formerly Swiss Bank Corporation). Mr. Gagliardi has served on the board of directors of the Emerging Market Traders Association and the board of directors advisory council at Fairfield University. Mr. Gagliardi received a MBA from Pace University in 1983 and received a BS from Fairfield University in 1979.

NAME	BUSINESS EXPERIENCE
Stanley Kreitman Age 73
Mr. Kreitman has served on our Board since March 2004. Since 1993, Mr. Kreitman has served as chairman of Manhattan Associates, a merchant banking company. From 1972 to 1992, Mr. Kreitman served as the president of United States Banknote Corporation (“USBC”), a company which provides a variety of printing services such as currency production for foreign governments and the printing of stock certificates. Mr. Kreitman also serves as member of the board of directors of Crime Stoppers of Nassau County, Leukemia Society of Nassau County and Police Athletic League. In addition, Mr. Kreitman holds directorship positions with Medallion Financial Corp., CCA Industries Inc., KSW Mechanical Services and Geneva Financial Corp., all public companies. Mr. Kreitman received an honorary doctorate of laws from the New York Institute of Technology in 1998, and a BS from NYU in 1954.

Jeffrey F. Rogatz Age 43
Mr. Rogatz has served on our Board since March 2004. Mr. Rogatz is the founder and President of Triangle Real Estate Advisors LLC, a real estate asset management company, which is the manager of Triangle Real Estate Securities Fund LLC. Mr. Rogatz is also founder and President of Ridgeway Capital LLC (“Ridgeway Capital”), a real estate investment and advisory firm that invests in office, industrial and retail leased assets in the Mid-Atlantic area and provides advisory services to various clients which have included several publicly-traded real estate investment trusts. Prior to founding Ridgeway Capital in 2001, Mr. Rogatz was chief financial officer of Brandywine Realty Trust (“Brandywine”), a New York Stock Exchange listed real estate investment trust. Prior to joining Brandywine in 1999, Mr. Rogatz was a managing director and head of the REIT practice for Legg Mason Wood Walker, Incorporated. Mr. Rogatz is a member of the National Association of Real Estate Investment Trusts, Urban Land Institute and the International Council of Shopping Centers. Mr. Rogatz is a board member and Trustee of the Friends of Woodlawn Library, Inc. Mr. Rogatz received an MBA in finance with honors from the College of William and Mary in 1987 and received a BS from the University of Virginia in 1983.

Howard A. Silver Age 50
Mr. Silver has served on our Board since March 2004. Mr. Silver has been the chief executive officer of Equity Inns, Inc. (“Equity Inns”), a NYSE listed real estate investment trust since January 2005, and has also served as director and president of Equity Inns since 1998. From 1998 until January 2005, he also served as chief operating officer of Equity Inns. Mr. Silver joined Equity Inns in May 1994 and, prior to holding these positions, served in various capacities for Equity Inns, including as executive vice president of finance, secretary, treasurer and chief financial officer. Equity Inns owns a geographically diverse portfolio of 110 hotels in 34 states. Mr. Silver is also presently a director of Great Wolf Lodging, a public indoor water park resort, where he serves as chairman of the Compensation Committee and a member of the Audit Committee. He also serves on the board of directors of GHII, LLC, a private company that provides furniture to the hotel industry. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Mr. Silver has been a certified public accountant since 1980 and was employed, from 1987 to 1992, by Ernst & Young LLP and, from 1978 to 1986, by Coopers & Lybrand L.L.P. Mr. Silver graduated cum laude from the University of Memphis with a BS in accountancy in 1976.

Compensation of Directors

The members of our Board who are also our employees do not receive any additional compensation for their services on our Board. The following summarizes the compensation we pay our non-employee directors:

	2004		2005
Annual cash retainer(1)	$20,000		$25,000
Committee chair additional retainer(2)	$5,000		$5,000
Stock award	2,000 shares	(3)(4)	1,000 shares	(5)
Board attendance fee(6)	$1,000 per meeting		$1,000 per meeting
Committee attendance fee	$500 per meeting		$500 per meeting	(7)

(1)	Except for Mr. Ranieri, our chairman, who receives an annual cash retainer of $150,000.

(2)	Except for our audit committee chair, who receives $7,500.

(3)	Awarded at our initial public offering closing. Vesting schedule is as follows: one-third vested upon grant, remaining two-thirds vest in two equal annual installments beginning on March 24, 2005.

(4)
Except for Mr. Ranieri, our chairman, who received an award of 25,000 shares at our initial public offering closing. The vesting schedule of Mr. Ranieri’s shares is as follows: 10,000 vested upon grant, remaining 15,000 vest in two equal annual installments beginning on March 24, 2005.

(5)	Shares vest in three equal annual installments beginning on the first anniversary of the grant date.

(6)	$500 if attended by teleconference.

(7)	Committee attendance fees are not paid for meetings held on the same day as a Board meeting.

We also reimburse reasonable travel expenses of non-employee directors incurred in connection with their Board and committee meeting attendance.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR EXECUTIVE OFFICERS

The following individuals currently serve as our executive officers. Ages are as of December 31, 2004.

Name	Age	Title
Paul H. McDowell	44	Chief Executive Officer
William R. Pollert	61	President
Shawn P. Seale	42	Senior Vice President, Chief Financial Officer and Treasurer
Robert C. Blanz	47	Senior Vice President and Chief Investment Officer
Michael J. Heneghan	46	Senior Vice President
Paul C. Hughes	37	Vice President, General Counsel and Corporate Secretary

Biographical information for Mr. McDowell and Mr. Pollert is contained above under the heading “Proposal 1—Election of Directors.” Biographical information with regard to our other executive officers is set forth below.

Shawn P. Seale is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as senior vice president, chief financial officer and treasurer since 1994. He served on our Board from November 2003 until March 2004 and the board of directors of CLF, LLC from November 2001 until March 2004. He is a member of our investment committee. From 1988 until 1995, Mr. Seale was a founder, vice president and treasurer of Taylor Consulting Group, Inc., a corporate consulting group in Atlanta. At the Taylor Consulting Group, Mr. Seale provided a wide range of financial valuation and financial analysis services to a diverse mix of public and private companies. From 1985 to 1988, Mr. Seale worked as a management and finance consultant at Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale is a certified public accountant. Mr. Seale received a BS from the Massachusetts Institute of Technology in 1985.

Robert C. Blanz has been continuously employed by us or our predecessor companies since October 1999, including as our senior vice president since October 1999 and our chief investment officer since October 2003. Mr. Blanz manages our underwriting, loan securitization and whole-loan placement activities. From April 1997 until October 1999, he was a director in the real estate structured finance department at Standard and Poor’s and rated two of our four securitizations. Before moving to Standard & Poor’s, he was vice president in the real estate principal transactions group at Dean Witter. Mr. Blanz is a member of our investment committee. He is also a certified public accountant. Mr. Blanz received an MBA from Columbia University in 1996 and a BS from the State University of New York in 1980.

Michael J. Heneghan has been continuously employed by us or our predecessor companies since 1997, including as our senior vice president, investments since January 2005 and our senior vice president and general counsel from October 2001 until January 2005. From 1993 to 1997, he worked as an attorney in the real estate department at the law firm Cadwalader, Wickersham & Taft. He is a member of our investment committee. Mr. Heneghan received his JD from Fordham University School of Law in 1992 and his BS from Georgetown University in 1981.

Paul C. Hughes has been our vice president, general counsel and corporate secretary since January 2005. Prior to that time, he was an attorney practicing in the area of corporate and securities matters at Hunton & Williams LLP from September 2000 until January 2005, and at Parker Chapin LLP from September 1997 until September 2000. Mr. Hughes is also a certified public accountant and was employed by Grant Thornton LLP from January 1989 until June 1997.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Prior to the completion of our initial public offering, our Board was composed of Messrs. Ranieri, McDowell, Pollert and Seale. Our compensation committee following our initial public offering consists of Messrs. Gagliardi, Kreitman and Rogatz. In adopting compensation arrangements for our executive officers and other employees in connection with our initial public offering, our Board’s objective was to strike an appropriate balance between the following:

•	rewarding executive officers for attaining a monetization event;

•	offering a compensation package that is competitive with other specialty real estate finance companies and facilitates employee retention; and

•	aligning the interest of our executive officers and our other employees with those of our stockholders through the use of incentive compensation.

To accomplish this objective, our Board authorized us to enter into employment agreements with our executive officers and adopted a stock plan, each of which is discussed below under “Employment of Our Executives.” These arrangements are intended to accomplish the above objective at a reasonable cost to us and our stockholders.

The Compensation Committee of the Board assumed responsibility for executive officer compensation matters following the completion of our initial public offering. The Committee’s philosophy is that executive compensation plans should be designed and administered to attract, motivate and retain highly qualified executives. Base salaries are targeted at competitive market levels and any incentives are linked closely to financial performance and enhanced stockholder value. We maintain a strong pay-for-performance culture, where a significant portion of executive compensation is linked to performance. This emphasis on at-risk compensation supports our goal to control general and administrative costs, which is critical to our continued success. Our executive compensation program consists of the core elements described below.

2004 Executive Officer Compensation

During 2004, compensation for our executive officers consisted principally of base salary, annual bonus and restricted common stock awards. The base salary amounts are provided for in each executive officer’s employment agreement.

Each executive officer’s employment agreement provides that annual cash bonuses may be granted in the discretion of the Compensation Committee. Minimum annual cash bonus amounts apply during the initial term of the agreement. For 2004, annual cash bonuses to executive officers were based on an assessment of individual and overall company performance. The Committee did not assign specific weight to any factors. The individual performance factors included level of responsibility, length of tenure and each executive officer’s status as a founder of the Company. The overall company factors included the Company’s profitable asset growth and efficient financing results in 2004 and early 2005, the Company’s development of a real property acquisition reputation and profitable portfolio in 2004, and the results and recommendations of an independent compensation study of executive officers performing similar functions at a peer group of real estate lending and equity real estate investment trusts. The combined 2004 base salary and annual bonus for each executive officer was generally between the 25th percentile and median of the peer group. In connection with its determinations of annual bonus amounts for 2004, the Compensation Committee reviewed a tally sheet listing each component of each named executive officer’s compensation.

In 2004, the Board awarded the executive officers an aggregate of 193,064 shares of restricted common stock pursuant to the Company’s stock plan, all upon completion of our initial public offering. These shares were fully vested as to one-third of the number of shares upon grant, with the remaining two-thirds vesting in two equal annual installments commencing on March 24, 2005.

2004 Chief Executive Officer Compensation

During 2004, the Board authorized us to enter into an employment agreement with Mr. McDowell, our chief executive officer. The employment agreement provides Mr. McDowell a base salary for the one-year period commencing upon closing of our initial public offering of $300,000, which amount will be increased each year to reflect increases in the cost of living and is subject to additional annual increases at the discretion of the Compensation Committee. For 2004, the Compensation Committee awarded Mr. McDowell an annual bonus of $275,000, or 92% of his annual base salary. The award resulted from the Committee’s assessment of Mr. McDowell’s performance against various individual and overall company factors. These factors were the same as those considered for the named executive officers and are discussed above.

In 2004, the Board awarded Mr. McDowell 49,625 shares of common stock pursuant to the Company’s stock plan, all upon completion of our initial public offering. These shares were fully vested as to one-third of the number of shares upon grant, with the remaining two-thirds vesting in two equal annual installments commencing on March 24, 2005.

The Compensation Committee believes that the Chief Executive Officer’s compensation package is reasonable and appropriate in light of his contribution to the Company and not excessive.

2005 Awards

In March 2005, the Compensation Committee awarded salary increases to certain of the executive officers and awards of restricted common stock to all of the named executive officers. These awards were made based on the individual and company performance factors discussed above. An aggregate of 300,000 shares of restricted common stock were awarded to the named executive officers, all pursuant to the Company’s stock plan. Exactly 100,000 of these shares will vest solely on a time basis, with the shares vesting in three equal annual installments beginning on March 24, 2006 and 200,000 of the shares will vest solely on a performance basis, with the shares vesting only if a combination of objective and subjective performance criteria to be set by the Compensation Committee, no later than June 30, 2005, are met. All shares will have voting and dividend rights prior to vesting.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation paid to an executive officer (other than certain enumerated categories of compensation, including performance based compensation) that may be deducted by a publicly-held company. It is the policy of the Board and the Compensation Committee to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with our overall objectives and executive compensation policy, but reserves the right to award compensation that is not deductible under Section 162(m) of the Code if it is determined to be in the best interests of the Company and our stockholders. Compensation attributable to restricted common stock awards granted during 2004 under our Stock Plan is excluded from the $1.0 million limit under transition rules contained in applicable Treasury regulations. None of our executive officers received compensation in 2004 in excess of the limits imposed under Section 162(m).

Submitted by:

Compensation Committee

Michael E. Gagliardi (Chairman)
Stanley Krietman
Jeffrey F. Rogatz

March 22, 2005

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2004 and December 31, 2003, the cash compensation earned by the Company’s chief executive officer, president and each of the Company’s three other most highly paid executive officers, collectively referred to as the named executives.

		Annual Compensation		Long-Term Compensation	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1) (2)
Paul H. McDowell	2004	$295,683	$275,000	$632,719	$0
Chief executive officer	2003	261,822	190,000	0	47,528	(3)

William R. Pollert	2004	191,667	160,000	628,397	0
President	2003	160,372	153,000	0	0

Shawn P. Seale	2004	265,576	250,000	628,397	0
Senior vice president, chief financial officer and treasurer	2003	215,417	173,000	0	0

Robert C. Blanz	2004	187,153	240,000	333,693	0
Senior vice president and chief investment officer	2003	151,625	215,000	0	0

Michael J. Heneghan	2004	171,513	185,000	238,361	0
Senior vice president, investments	2003	166,121	200,000	0	0

(1)
Valued at the closing market price of the shares of our common stock on the date of grant. All awards were vested as to one-third of the number of shares on the date of grant, a second one-third vested on March 24, 2005, and the final one-third will vest on March 24, 2006. As of December 31, 2004, Mr. McDowell held 49,625 shares of restricted stock having an aggregate value of $620,312, each of Messrs. Pollert and Seale held 49,286 shares of restricted stock having an aggregate value of $616,075, Mr. Blanz held 26,172 shares of restricted stock having an aggregate value of $327,150, and Mr. Heneghan held 18,695 shares of restricted stock having an aggregate value of $233,687, each based on a closing market price of the shares of our common stock on December 31, 2004.

(2)	Does not include restricted stock awards received in March 2005.

(3)	Includes amount forgiven on a loan.

Option Grants

There were no grants of options made for the fiscal year ended December 31, 2004, to the named executives.

Option Exercises

There were no exercises of options during the fiscal year ended December 31, 2004, by the named executives.

Securities Authorized for Issuance under Equity Compensation Plans

Our stock incentive plan is our sole equity compensation plan and has been approved by our stockholders. The number of shares to be issued upon exercise of outstanding awards and the number of shares remaining available for future issuance under our stock incentive plan as of December 31, 2004 was as follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders-restricted stock awards	-0-	N.A.	689,234

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of the Company’s common stock with that of the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s REIT Composite Index from March 19, 2004 (the date the Company’s common stock began to trade publicly) through December 31, 2004. The graph assumes that you invested $100 at the close of market on March 19, 2004 in the Company’s common stock and each of the indexes, with dividends reinvested. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of our common stock.

	Base Period 19-Mar-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04
Company	100.00	122.10	100.19	100.00	99.05	94.76	98.67	106.10	105.23	121.57	121.57
S&P 500	100.00	101.48	99.89	101.26	103.23	99.81	100.21	101.30	102.85	107.01	110.65
S&P REIT	100.00	100.14	86.96	93.69	95.96	94.99	103.80	101.77	108.63	111.26	118.30

EMPLOYMENT OF OUR EXECUTIVES

Employment Agreements

We have entered into employment agreements with each of the named executives. The initial term of each employment agreement commenced on the closing of our initial public offering and expires on December 31, 2006. Each agreement automatically extends for one additional year each December 31, unless either party provides written notice to the other party at least 90 days prior to December 31.

The employment agreements provide the following annual base salaries: Mr. McDowell, $300,000, Mr. Pollert, $200,000, Mr. Seale, $265,000, Mr. Blanz, $200,000, and Mr. Heneghan, $170,000. Salaries will be reviewed annually by the Compensation Committee of our Board. Salaries may be increased by the Compensation Committee and will be increased each year to reflect increases in the cost of living. In addition to salaries, bonuses may be granted in the discretion of the Compensation Committee, and there will be no maximum limit on the bonus awardable to any executive in any given year, but, during the initial term, the annual bonus will not be less than: Mr. McDowell, $150,000, Mr. Pollert, $75,000, Mr. Seale, $85,000, Mr. Blanz, $100,000 and Mr. Heneghan, $80,000. These agreements provide that the executive officers agree to devote substantially all of their business time to our operations (other than Mr. Pollert who has agreed to devote the substantial majority of his business time to our operations).

The employment agreements permit us to terminate a named executive’s employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the executive’s conviction of, or a plea of guilty or nolo contendere to, a felony;

•	the executive’s intentional failure to substantially perform reasonably assigned material duties;

•	the executive’s willful misconduct in the performance of the executive’s duties; or

•	the executive’s breach of any non-competition or non-disclosure agreement in effect between the executive and us, including such agreements in the employment agreement.

In addition, each named executive has the right under his employment agreement to resign for or without “good reason.” “Good reason” is defined in the employment agreements to include a reduction in base salary, a demotion, a material reduction in duties, a requirement for the executive to be based at a location other than the New York, New York metropolitan area, or any material breach of the employment agreement by us, which demotion, material reduction or material breach has not been cured by us within 30 days after written notice by the executive. Resignation for “good reason” entitles the named executive to receive the benefits described below.

The employment agreements provide that the named executives will be eligible to receive the same benefits, including participation in our retirement and welfare plans, as other similarly situated employees, and such other benefits as our Board may, from time to time, establish. In addition, we will endeavor to provide each executive with a whole life insurance benefit of at least: Mr. McDowell, $2,000,000, Mr. Pollert, $1,000,000, Mr. Seale, $1,500,000, Mr. Blanz, $750,000 and Mr. Heneghan, $500,000, and a disability insurance benefit providing for income replacement of at least 95% of base salary, subject to such insurance being available at a reasonable cost.

Pursuant to the terms of the employment agreements, when a named executive’s employment ends for any reason, we will pay accrued and unpaid salary, bonuses and benefits already determined, and other accrued obligations. We have agreed to pay severance equal to the named executive’s base salary for one year if we choose not to extend the agreement. In addition, if we terminate the named executive’s employment without “cause” or if the named executive resigns for “good reason,” we will be obligated to pay the named executive:

•
severance equal to (a) three times the named executive’s base salary (for Messrs. McDowell and Seale) or two times the named executive’s base salary (for the other executives) plus (b) three times the named executive’s average bonus for the three preceding years (for Messrs. McDowell and Seale) or two times the named executive’s average bonus for the three preceding years (for the other executives), payable in a lump sum;

•	a pro rata portion of the named executive’s incentive pay for the year in which the termination occurs; and

•
payment of premiums for group health coverage during the 24-month period after termination of employment or cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued.

If the named executive’s employment is terminated on account of death or disability, we will pay a pro rata portion of his incentive pay for the year in which the termination occurs. In addition, under the restricted share award agreements we delivered upon completion of our initial public offering, in the event we terminate a named executive’s employment other than for cause or on account of the named executive’s disability or death, or if the named executive terminates his employment for good reason, all of the named executive’s unvested restricted share awards will become fully vested. To receive the severance, the named executive must execute a release of claims. Under the employment agreements, a named executive’s incentive pay is deemed to be the highest aggregate bonus or incentive payment paid to the named executive during any of the three calendar years prior to the named executive’s termination date.

In the event of a change in control of our company, all outstanding options, restricted shares and any other equity rights will become fully vested and exercisable for each named executive and each named executive will be entitled to enhanced severance benefits irrespective of when his employment terminates or if his employment is terminated by us without “cause” or by him for “good reason” after the change in control. The employment agreements provide that the named executives will be entitled to receive severance benefits if there is a change of control during the term of their employment agreements, and within 12 months after the change of control, their employment is terminated without “cause” or they resign with “good reason.” They will also be entitled to benefits under the agreements if their employment is terminated without “cause” while we are negotiating a transaction that could result in a change of control or if they are terminated without “cause” and a change of control occurs within three months following their termination. In that event, the named executives are entitled to receive any accrued but unpaid salary and bonuses plus a severance benefit. The severance benefit is computed in the same manner as under a termination without “cause” or a resignation for “good reason.” In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•
if we merge into or consolidate with another entity, unless the holders of our voting shares immediately prior to the merger or consolidation have at least 50% of the combined voting stock of the surviving entity of the merger or consolidation;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•
if directors who constitute our initial Board following completion of our initial public offering cease for any reason to constitute a majority of our directors, unless the nomination of the successor to any such director is approved by a majority of our directors in office immediately prior to such cessation.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up payments to the named executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

The employment agreements also provide that for the one-year period after termination of a named executive’s employment for any reason, the named executive will not compete with us by working with or investing in any business or enterprise which is substantially similar to our business during the term of his employment. The agreements also provide that for the one-year period after termination of the named executive’s employment for any reason the named executive will not solicit any of our customers, encourage any of our customers to reduce their patronage of us, or solicit or hire any of our employees.

401(k) Plan

We have established the Capital Lease Funding 401(k) Plan, referred to as the 401(k) Plan. The 401(k) Plan is a defined contribution plan intended to qualify under section 401 of the Code. All of our employees who are at least 21 years old are eligible to participate on the first day of the first payroll period following three months of employment. Participants may make pre-tax contributions to the 401(k) Plan of between 1% and 100% of their eligible earnings, subject to a statutorily prescribed annual limit. We may at our discretion make matching contributions to the 401(k) Plan in amounts to be determined annually by our Compensation Committee. Each participant is fully vested in his or her contributions and in any discretionary matching contributions made to his or her account. Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Any contributions by us are generally deductible by us when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

The Stock Plan

In connection with our reorganization as a REIT, we established a stock plan for the purpose of attracting and retaining our executive officers, employees, directors and other persons and entities that provide services to us. The stock plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares, stock appreciation rights and incentive awards.

Administration of the stock plan is carried out by the Compensation Committee of our Board. The Compensation Committee may delegate its authority under the stock plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the Compensation Committee or its delegate.

Our officers and employees and those of our affiliates are eligible to participate in the stock plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the stock plan.

The maximum number of shares of common stock available for issuance under the stock plan is 1,073,000 shares. This limitation, and the terms of outstanding awards, will be adjusted as our Board determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

The stock plan provides for the grant of (i) options intended to qualify as incentive stock options under section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. We will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. We may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

The administrator will select the participants who are granted options and, consistent with the terms of the stock plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator, but, cannot exceed 10 years. Options generally will be nontransferable except in the event of the participant’s death, but, the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership.

No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant) exceeding $100,000. In addition, no participant may be granted options in any calendar year for more than 300,000 shares.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the stock plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. Our stock plan provides that all stock awards under the plan after completion of this offering will vest (i) on an annual basis over no less than a three year period commencing on the one-year anniversary of the date of the award or (ii) over a period of at least one year from the date of the award if the restrictions lapse or expire based on the attainment of performance objectives. No participant may be granted stock awards in any calendar year for more than 200,000 shares.

The stock plan also authorizes the grant of performance shares (i.e., the right to receive a future payment, based on the value of the common stock, if certain conditions are met). The administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. The period in which a performance share award may be earned will be at least three years except that the period will be at least one year in the case of an award that is subject to requirements based on one or more of the foregoing performance criteria. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock. No participant may be granted more than 200,000 performance shares in any calendar year.

The administrator also will select the participants who receive stock appreciation rights under the stock plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock. No participant may be granted more than 300,000 stock appreciation rights in any calendar year.

The stock plan also permits the grant of incentive awards to participants selected by the administrator. An incentive award is a cash bonus that is payable if certain objectives are achieved. The objectives will be prescribed by the administrator and will be stated with reference to performance criteria based on funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial measures that the administrator may designate. The period in which performance is measured will be at least one year. No participant may be granted incentive awards in any calendar year that exceed the lesser of (i) 500% of the participant’s base salary (prior to any salary reduction or deferral election) as of the date of grant or (ii) $2,000,000.

No awards may be granted under the stock plan after March 11, 2014. The Board may amend or terminate the stock plan at any time, but an amendment will not become effective without the approval of our stockholders if that approval is required under applicable law or the rules and regulations of the New York Stock Exchange. No amendment or termination of the stock plan will adversely affect a participant’s rights under outstanding awards without the participant’s consent.

THE AUDIT COMMITTEE

Report of the Audit Committee

In accordance with our Audit Committee Charter, our Audit Committee oversees our financial reporting process on behalf of our Board. Our Board adopted the Audit Committee Charter subsequent to our initial public offering in March 2004 and, at the recommendation of our Audit Committee, made certain amendments to our Audit Committee Charter in September 2004. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004, with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the firm’s judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, our Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, discussed with our independent registered public accounting firm the firm’s independence from both management and our company and considered the compatibility of our independent registered public accounting firm’s provision of non-audit services to our company with its independence.

In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibility of our Audit Committee referred to below, our Audit Committee recommended to our Board that (and our Board has approved) the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

The members of our Audit Committee are not professional accountants. Committee members rely on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, our Audit Committee serves an oversight role and does not itself determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with United States generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Submitted by:

Audit Committee

Howard A. Silver
Jeffrey F. Rogatz
Stanley Kreitman

March 22, 2005

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst &Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2004. Representatives of E&Y are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise. Therefore, we are not asking for stockholders to ratify the Audit Committee’s appointment of our independent registered public accounting firm.

Fees Paid to Independent Accountants

The following is a summary of the fees and expenses billed to the Company by Ernst & Young LLP, our independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003.

	2004	2003
Audit fees(1)	$525,504	$504,303
Audit-related fees	—	—
Tax fees(2)	3,000	15,000
All other fees	—	—
Total fees	$528,504	$519,303

(1)	Includes fees for our annual audit, quarterly reviews (2004 only) and fees incurred in connection with our initial public offering.

(2)	Represents fees incurred for review of the Federal, New York State, and New York City partnership tax returns for CLF, LLC.

The Audit Committee has determined that the provision by Ernst & Young LLP of services described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above is compatible with maintaining Ernst & Young’s independence from management and the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Qwest Communications Assignment of Rents

Paul H. McDowell, our chief executive officer and a member of our Board, William R. Pollert, our president and a member of our Board, Shawn P. Seale, our senior vice president, chief financial officer and treasurer, and Robert C. Blanz, our senior vice president and chief investment officer, collectively own a 50% interest in a computer data center in the Sacramento, California area that is net leased to Qwest Communications. The group owns the data center through a limited partnership. In February 2001, we originated a net lease loan to the limited partnership in the amount of approximately $42 million. At that time, management’s ownership interest in the limited partnership was 25%. In February 2001, we sold the loan to Wachovia Bank, and the limited partnership agreed to pay us an advisory fee from the rent payable by Qwest in the amount of approximately $66,000 a month until November 2010. An affiliate of the limited partnership is also a party to a management agreement with Qwest for the operation of the data center, and another affiliate of the limited partnership subleases a portion of the leased building from Qwest at a nominal amount. No failure to perform under the management agreement or sublease entitles Qwest to any rent abatement or termination under the lease.

Transactions with Hyperion Partners II L.P.

As noted above, our chairman, Lewis S. Ranieri, is the chairman and president, a director and majority stockholder of Hyperion Funding II Corp., which is the sole general partner of Hyperion Ventures II L.P., which is the sole general partner of Hyperion Partners II L.P. A wholly-owned subsidiary of Hyperion Partners II L.P., Hyperion CLF LLC, owns approximately 8.2% of our common stock.

On November 1, 2004, our wholly-owned subsidiary, Caplease, LP, entered into two contracts of sale with Hyperion Partners II L.P. Under the terms of the two contracts, we acquired Hyperion’s beneficial interest in two trusts. Each trust’s sole asset is a free-standing Walgreen’s retail store, one located in Portsmouth, Virginia and the second located in Pennsauken, New Jersey. Caplease, LP paid the seller an aggregate purchase price of approximately $7.2 million under the contracts, inclusive of debt assumed of approximately $5.6 million. As required by our conflict of interest policy, our disinterested directors approved this transaction.

Registration Rights

Upon completion of our initial public offering, we issued an aggregate of 3,968,800 shares of our common stock to the former members of CLF, LLC, including Hyperion Partners II L.P., LSR Capital CLF LLC and certain of our executive officers and key employees. We agreed to register the resale of these shares and certain additional shares issued to our executive officers and key employees. In April 2005, we filed a shelf registration statement to register the resale of these shares. In addition, during any period that the shelf registration is not effective, these stockholders have certain demand and piggyback registration rights with respect to their shares. We will bear expenses incident to the registration rights, including the expenses of one counsel to the persons exercising the registration rights, but excluding any underwriting commissions, out-of-pocket expenses of such persons (other than the counsel fees) or transfer taxes relating to the sale of the registered securities.

Upon effectiveness of the resale shelf registration statement or any other registration statement pursuant to the rights described above, the former members of CLF, LLC may sell the shares covered by the registration statement in the secondary market without being subject to the volume or other limitations of Rule 144 of the Securities Act of 1933, as amended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s shares of common stock to file reports of ownership and changes in ownership of our shares of common stock and any other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2004 or written representations that no other reports were required, we believe that all filing requirements under Section 16(a) for fiscal year 2004 were complied with on a timely basis.

2004 ANNUAL REPORT TO STOCKHOLDERS

We have enclosed along with this Proxy Statement a copy of the Company’s 2004 Annual Report to Stockholders that includes all financial statements and schedules. We will provide without charge additional copies of the 2004 Annual Report to each person solicited by this Proxy Statement upon request in writing to Brad D. Cohen, Director of Investor Relations, Capital Lease Funding, Inc., c/o Integrated Corporate Relations, 24 Post Road East, Westport, Connecticut 06880.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and Annual Report to that address. Any such beneficial owner may request a separate copy of this proxy statement or the Annual Report by contacting our Corporate Secretary in writing at 110 Maiden Lane, New York, NY 10005 or by telephone at (212) 217-6300. Beneficial owners with the same address who receive more than one proxy statement and Annual Report may request delivery of a single proxy statement and Annual Report by contacting our Corporate Secretary as provided in the preceding sentence.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2005 Annual Meeting of Stockholders other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is intended that the holders of the proxies will act in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

To be eligible for inclusion in the proxy materials for the Company’s 2006 Annual Meeting of Stockholders, stockholder proposals must be received at the Company’s principal executive offices, Attention: Corporate Secretary, by December 28, 2005. We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies. A stockholder who wishes to present a proposal at the Company’s 2006 Annual Meeting of Stockholders, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company’s principal executive offices, Attention: Corporate Secretary, no earlier than December 28, 2005 and no later than January 27, 2006.

In addition to the timing requirements set forth above, our amended and restated Bylaws contain certain additional requirements that a stockholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article II, Section 12 of our amended and restated Bylaws allows any stockholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered in writing to our Corporate Secretary not later than 90th day nor more than 120th day before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting, provided that in the event that the date of the mailing of the notice for the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us.

Because this proxy statement was first mailed to our stockholders on April 27, 2005, our Corporate Secretary must receive written notice of a stockholder’s intent to make such nomination or nominations at the 2006 annual meeting of stockholders not later than the close of business on January 27, 2006 and not earlier than the close of business on December 28, 2005.

Each such notice must set forth:

•
as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•
as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made.

The stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must set forth:

•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner; and

•	the number of shares of each class of our stock which are owned beneficially and of record by such stockholder and such beneficial owner.

If the Board has determined that directors will be elected at a special meeting of stockholders, any stockholder of the Company who is a stockholder of record both at the time of giving of notice of such meeting and at the time of the special meeting, and who is entitled to vote at the meeting and who complies with the notice procedures in the next sentence may nominate a person for election to the Company’s Board. Such stockholder must deliver a notice containing the information described above to the Corporate Secretary not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

These requirements are separate from the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

We will also furnish any stockholder a copy of our amended and restated Bylaws without charge upon written request to the Corporate Secretary. We have filed a copy of our amended and restated Bylaws as Exhibit 3.2 to our Annual Report on Form 10-K, for the fiscal year ended December 31, 2004.

By Order of the Board, Paul C. Hughes Corporate Secretary

April 27, 2005

Annex A

CAPITAL LEASE FUNDING, INC.
Audit Committee Charter

Amended as of September 14, 2004

The following shall constitute the Audit Committee Charter (the “Charter”) of the board of directors of Capital Lease Funding, Inc., a corporation incorporated under the laws of the State of Maryland (the “Corporation”):

I.    ORGANIZATION

There shall be constituted a standing committee of the board of directors of the Corporation (the “Board”) to be known as the audit committee (the “Audit Committee”).

II.    COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more directors. The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange as then in effect.

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the rules of the New York Stock Exchange. At least one member of the Committee must be an audit committee financial expert, as such term is defined by the Securities and Exchange Commission.

No member of the Audit Committee may serve on the audit committees of more than three public companies. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee and disclose such determination in the annual proxy statement.

The members of the Audit Committee shall be appointed by the Board, on the recommendation of the Nominating and Corporate Governance Committee, and may be removed by the Board. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.    STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting, and financial practices of the Corporation by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Corporation to any governmental body or the public; (3) the Corporation’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; (5) the performance of the Corporation’s independent auditors and internal audit function; and (6) legal compliance and ethics matters.

The Audit Committee shall prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

IV.    COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Corporation’s independent accountants, management, internal auditing function, and the Board; serving as an independent and objective party to review the Corporation’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation’s independent accountants and internal auditing function; reviewing the adequacy of the internal audit function’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, oversee, evaluate and terminate the independent auditor (subject, if applicable, to stockholder ratification) and shall approve all audit and permissible non-audit engagements, including fees and terms, with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate, provided that any decisions of such subcommittee to preapprove auditing services and permitted non-audit services must be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Corporation to compensate such advisors. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Corporation’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Corporation’s financial reports; review and discuss major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

2.
Review and discuss with management and the independent auditor the Corporation’s annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K;

3.
Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form 10-Q;

4.	Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation; and (b) any transactions or courses of dealing with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Corporation’s financial statements;

5.	Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma,” “adjusted” or “non-GAAP financial measures” or information;

6.
Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies;

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Corporation’s financial statements;

Oversight of the Company’s Relationship with the Independent Auditor

8.	Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Corporation; and (e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report;

9.	Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors; present its conclusions with respect to such evaluations to the full Board;

10.	Without the prior approval of the Audit Committee, the Corporation will not hire any employees or former employees of the independent auditors;

11.	Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

12.	Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence;

13.	Assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

Process Improvement

14.	Establish regular and separate systems of reporting to the Audit Committee by the Corporation’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

15.
Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period;

16.	Review with the Corporation’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

17.	Review separately with the Corporation’s management, the independent auditor and the internal auditing function, following completion of the Corporation’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

18.	Review any significant disagreement among the Corporation’s management and its independent auditor or the internal auditing function in connection with the preparation of the Corporation’s financial statements;

19.	Review with the independent auditor any audit problems or difficulties and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Corporation and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

20.	Review with the Corporation’s independent auditor, the internal auditing function and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion;

Oversight of the Corporation’s Internal Audit Function

21.	Review the appointment, replacement, reassignment or dismissal of the members of the Corporation’s internal auditing function, including the appointment and replacement of the senior internal auditing executive;

22.	Review the regular internal reports to management prepared by the internal auditing function and management’s responses;

23.	Discuss with the independent auditor the internal audit function’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

Compliance Oversight Responsibilities

24.	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated;

25.	Obtain reports from management, a representative of the Corporation’s internal auditing function and the independent auditor that the Corporation is in conformity with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics;

26.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies;

27.	Review any material pending legal proceedings involving the Corporation and other contingent liabilities; discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies;

28.
The Audit Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

VI.	ETHICAL AND LEGAL COMPLIANCE

29.	Review with the Corporation’s counsel legal compliance matters, including corporate securities trading policies;

30.	Review the procedures established by the Corporation that monitor the Corporation’s compliance with its loan and indenture covenants and restrictions; and

31.	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VII.	MEETINGS

Periodically, the Audit Committee shall meet separately with the Corporation’s management, internal auditors and independent auditors. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Audit Committee shall meet in person or by telephone with the Corporation’s independent accountants and the Corporation’s chief financial officer quarterly to review the Corporation’s financial statements.

VIII.    LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to certify the Corporation’s financial statements or to guarantee the auditor’s report. These are the responsibilities of management and the independent auditor.

IX.    CONSISTENCY WITH ARTICLES

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Amendment and Restatement, the Amended and Restated Bylaws of the Corporation or any applicable law or regulation, the Articles of Amendment and Restatement or the Amended and Restated Bylaws or the law or regulation, as appropriate, shall fully control.

X.    CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Corporation on the 14th day of September, 2004.

/s/ Michael J. Heneghan

Corporate Secretary

Annex B

CAPITAL LEASE FUNDING, INC.
Independence Determination Guidelines

A director is considered independent if the Board makes an affirmative determination that the Director has no material relationship with the Corporation after broadly considering all relevant facts and circumstances. The Board has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

•
is, or who has been within the last three years, an employee of the Corporation or any of its subsidiaries, or whose immediate family member is, or has been within the last three years, an executive officer, of the Corporation or any of its subsidiaries;

•
has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(A) is or whose immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (B) is a current employee of such a firm; (C) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time;

•
is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executives at the same time serves or served on that company’s compensation committee;

•
is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year); or

•
is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Corporation or any of its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million of 2% of such charitable organization’s consolidated gross revenues.

B-1

CAPITAL LEASE FUNDING, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, JUNE 15, 2005 AND PROXY STATEMENT

PROXY

CAPITAL LEASE FUNDING, INC.
110 Maiden Lane
New York, NY 10005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Paul H. McDowell and Paul C. Hughes, or any of them, as proxy of the undersigned (and if the undersigned is a proxy, substitute proxies), each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of Capital Lease Funding, Inc. (the “Company”) which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of the Company to be held at the Down Town Association, 60 Pine Street, New York, NY 10005 on Wednesday, June 15, 2005 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof. This proxy is solicited on behalf of the Board of Directors.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors’ nominees, and this Proxy authorizes the above-designated Proxies to vote in their sole discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof pursuant to Maryland law and the amended and restated bylaws of the Company and to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

The Board of Directors recommends a vote FOR all nominees.

ELECTION OF DIRECTORS.

Nominees:
Lewis S. Ranieri
Paul H. McDowell
William R. Pollert
Michael E. Gagliardi
Stanley Kreitman
Jeffrey F. Rogatz
Howard A. Silver

FOR ALL NOMINEES ☐	WITHHOLD FOR ALL NOMINEES ☐

WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please also date this Proxy.

Signature:	Date:

Signature:	Date: